Exhibit 1.2
May 1, 2008
Board of Directors
Hibernia Homestead Bank
325 Carondelet Street
New Orleans, LA 70130
Attention:	Mr. A. Peyton Bush, III President and Chief Executive Officer
Ladies and Gentlemen:
     Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as financial advisor and marketing agent to Hibernia Homestead Bank (the “Bank”), in connection with the Bank’s Plan of Conversion (the “Plan”) pursuant to which the Bank will be converted from mutual to stock form, and shares of the common stock (the “Common Stock”) of the proposed new holding company for the Bank (the “Holding Company”) will be offered and sold to the Bank’s eligible account holders in a Subscription Offering and, under certain circumstances, to members of the Bank’s community in a Direct Community Offering (collectively, the “Offering”). The Bank and the Holding Company are collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board.” Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.
Marketing Agent Services
     In connection with our engagement, we anticipate that our services would include the following:
     1. Consulting as to the financial and securities market implications of the Plan and any related corporate documents;
     2. Reviewing with the Board the financial impact of the Offering on the Company based on the independent appraisal of the common stock;
     3. Reviewing all offering documents, including the Prospectus, stock order forms and

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related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);
     4. Assisting in the design and implementation of a marketing strategy for the Offering;
     5. As necessary, assisting management in scheduling and preparing for meetings with potential investors and broker-dealers; and
     6. Providing such other general advice and assistance as may be reasonable or necessary to promote the successful completion of the Offering.
Fees
     If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its services a fee of one and one-half percent (1.50%) of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation), and (iii) any director, officer or employee of the Company, members of their immediate families, their personal trusts and business entities controlled by them. For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering. All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering.
Records Agent Services
     In connection with the Offering, the Company agrees that Sandler O’Neill shall also serve as records management agent for the Company. In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request;
     1. Consolidation of Accounts and Vote Calculation;
     2. Design and Preparation of Proxy and Stock Order Forms;
     3. Organization and Supervision of the Conversion Center;
     4. Proxy Solicitation and Special Meeting Services and
     5. Subscription Services.
Each of these services is further described in Appendix A to this agreement.

     Sandler O’Neill, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.
Expenses
     In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, data processing fees and expenses, advertising, syndication and travel expenses, up to a maximum aggregate amount of $100,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.
     As is customary, the Company will bear all other expenses incurred in connection with the Offering and the Conversion Center, including, without limitation, (a) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (b) the cost of printing and distributing the offering materials; (c) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (d) listing fees; (e) all fees and disbursements of the Company’s counsel, accountants and other advisors; and (f) the establishment and operational expenses for the Conversion Center (e.g. temporary personnel, postage, telephones, supplies, etc). In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

     All expense reimbursements payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering, or upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offering, as the case may be. In recognition of the long lead times involved in the conversion process, the Company agrees to make an advance payment to Sandler O’Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any fees or reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be refunded to the Company.
Due Diligence Review
     Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.
Blue Sky Matters
     Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.
Confidentiality
     Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.
Indemnification
     The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided further that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (b) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Sandler O’Neill. Notwithstanding the foregoing, the indemnification provided for in this paragraph shall not apply to the Company to the extent that such indemnification is found in a final judgment by a court of competent jurisdiction to constitute a covered transaction under Section 23A of the Federal Reserve Act.

     The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.
Miscellaneous
     The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company.
     The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.
     Sandler O’Neill and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (i) the obligations set forth under the captions “Expenses,” “Confidentiality” and “Indemnification,” and (ii) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O’Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.
     Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (a) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (b) preparation of offering materials that are satisfactory to Sandler O’Neill, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of

Sandler O’Neill, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offering.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours, Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp., the sole general partner

By:	/s/ Thomas P. Duke
Thomas Duke
An Officer of the Corporation

Accepted and agreed to as of the date first written above: Hibernia Homestead Bank
By:	/s/ A. Peyton Bush, III
A. Peyton Bush, III
President and Chief Executive Officer

APPENDIX A
RECORDS AGENT SERVICES
I. Consolidation of Accounts/Vote Calculation
1. Consolidate files in accordance with regulatory guidelines and create central file.
2. Our EDP format will be provided to your data processing people.
3. Vote calculation.
II. Design and Preparation of Proxy and Stock Order Forms
1. Assist in designing proxy cards and stock order forms for voting and ordering stock.
2. Prepare account holder data for proxy cards and stock order forms.
3. Target group identification for proxy solicitation.
III. Organization and Supervision of Conversion Center
1. Advising on the physical organization of the Conversion Center, including materials requirements.
2. Assist in the training of all Bank personnel and temporary employees who will be staffing the Conversion Center.
3. Establish reporting procedures.
4. On-site supervision of the Conversion Center during the solicitation/offering period.
IV. Special Meeting Services
1. Proxy and ballot tabulation.
2. Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.
3. If required, delete voting record date accounts closed prior to special meeting.
4. Produce final report of vote.
V. Subscription Services
1. Produce list of depositors by state (Blue Sky report).
2. Production of subscription rights and research books.
3. Stock order form processing.
4. Acknowledgment letter to confirm receipt of stock order.
5. Daily reports and analysis.
6. Proration calculation and share allocation in the event of an oversubscription.
7. Produce charter shareholder list.
8. Interface with Transfer Agent for Stock Certificate issuance.
9. Refund and interest calculations.
10. Confirmation letter to confirm purchase of stock.
11. Notification of full/partial rejection of orders.
12. Production of 1099/Debit tape.